STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of September 22, 2003 (the "Effective Date"), by and among Solico International, Inc., a Texas corporation (such corporation and/or its assignees, "Purchaser"), and George K. Broady ("Seller"). Purchaser and Seller are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                            RECITALS
     Seller owns 1,189,718 shares (the "Shares") of the issued and outstanding shares of common stock, par value $.01 per share
(the "Common Stock") of American Building Control, Inc., a
Delaware corporation (the "Company").

     Purchaser desires to acquire, and Seller desires to sell, all right, title and interest of Seller in and to 775,000 of the Shares on the terms and conditions set forth herein.

                            AGREEMENT
     The parties, in consideration of the mutual covenants, agreements and understandings herein contained, and intending to be legally bound, hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS
                           -----------

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

     "Agreement" has the meaning set forth in the preamble hereto.

     "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach" means, with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Closing" has the meaning set forth in Section 2.4.

     "Closing Date" means the date and time as of which the First
Closing, Second Closing, Third Closing or Purchase Option Closing actually takes place.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preamble hereto.

     "Company Transactions" has the meaning set forth in Section
5.4.

     "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental
Authorization).



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

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation:

          (a) the delivery of the Purchase Price in exchange for the Shares, and Purchaser's ownership and control of the Shares;

          (b) the execution, delivery and performance of the other Transaction Documents;

          (c) the execution, delivery and performance of the Loan Documents and consummation of the Conversion Transaction;

          (d) the satisfaction of all conditions set forth in Articles VI and VII; and

          (e) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Conversion Transaction" has the meaning set forth in
Section 2.2.

     "Damages" has the meaning set forth in Section 9.2.

     "Effective Date" has the meaning set forth in the preamble hereto.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that a taxpayer is contesting in good faith through appropriate Proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Escrow Agreement" has the meaning set forth in Section 2.6.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

     "First Closing" has the meaning set forth in Section 2.1(a).

     "First Closing Shares" has the meaning set forth in Section
2.1(a).

     "First Purchase Price" has the meaning set forth in Section
2.1(a).

     "GKB Group" has the meaning set forth in Section 7.3.

     "GKB Group Shares" has the meaning set forth in Section 7.3.



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

     "GKB Group Purchase Agreement" has the meaning set forth in
Section 7.3.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any nation, state or other jurisdiction, or federal, state, local or foreign government, or governmental or quasi-governmental authority of any nature (including any agency, court or other tribunal) or body exercising any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Indemnifying Party" has the meaning set forth in Section
9.2.

     "Indemnified Persons" has the meaning set forth in Section
9.2.

     "Joint Defense Proceeding" has the meaning set forth in
Section 9.3.

     "Knowledge" means, with respect to an individual, such individual being actually aware of such fact; with respect to a Person other than an individual, such Person will be deemed to have "Knowledge" of a particular fact if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Loan Documents" means, collectively,  the Note, the Stock
Pledge Agreement, and all other documents and instruments contemplated thereby to be executed by one or more of the parties thereto in connection with the consummation of the transactions contemplated therein.

     "Material Adverse Effect" means a material and adverse effect upon the Contemplated Transactions or upon the business, assets, liabilities, condition (financial or otherwise), operating results, employee, customer or supplier relations, business prospects, cash flow or working capital of the Company.

     "Mills" has the meaning set forth in Section 2.2.

     "Mills Shares" has the meaning set forth in Section 2.2.

     "Note" has the meaning set forth in Section 2.2.

     "Option Shares" has the meaning set forth in Section 2.3(a).

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other
Governmental Body or by any arbitrator.

     "Ordinary Course of Business" means an action taken by a Person that is consistent with the past practices of such Person, is taken in the ordinary course of the normal day-to-day operations of such Person, and is not required to be authorized by the board of directors or other governing body of such Person.

     "Party" has the meaning set forth in the preamble hereto.



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

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Purchase Option" has the meaning set forth in Section
2.3(a).

     "Purchase Option Closing" has the meaning set forth in
Section 2.3(c).

     "Purchase Option Expiration Date" has the meaning set forth in Section 2.3(a).

     "Purchase Option Purchase Price" has the meaning set forth in Section 2.3(a).

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Purchased Shares" has the meaning set forth in Section 2.1.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, conducted or heard by or before any Governmental Body or arbitrator.

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Purchaser" has the meaning set forth in the preamble hereto.

     "Purchaser Disclosure Schedule" has the meaning set forth in the preamble to Article IV.

     "Put Option" has the meaning set forth in Section 2.2.

     "Put Option Closing" has the meaning set forth in Section
2.2.

     "Put Price" has the meaning set forth in Section 2.2.

     "SEC" means Securities and Exchange Commission.

     "Second Closing" has the meaning set forth in Section
2.1(b).

     "Second Closing Shares" has the meaning set forth in Section
2.1(b).

     "Second Purchase Price" has the meaning set forth in Section
2.1(b).

     "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

     "Seller" has the meaning set forth in the preamble hereto.

     "Seller Compliance Certificate" has the meaning set forth in
Section 2.4(a)(iii).

     "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article III.

     "Shares" has the meaning set forth in the recitals hereto.

     "Stock Pledge Agreement" has the meaning set forth in
Section 2.2.



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

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

     "Transaction Documents" means, collectively, this Agreement and all other documents and instruments contemplated by this Agreement to be executed by one or more of the Parties in connection with the consummation of the transactions contemplated herein.

                           ARTICLE II
                         STOCK PURCHASE
                         --------------

     2.1 Transactions. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, 475,000 of the Shares (the "Purchased Shares") for an aggregate purchase price of $1,075,000 (the "Purchase Price"), as follows:


          (a) First Closing. The closing (the "First Closing") of the purchase and sale of 275,000 of the Purchased Shares (the "First
Closing Shares"), for an aggregate purchase price of $400,000
(the "First Purchase Price"), will take place at 11:00 a.m.
Central, on or before October 15, 2003, at the offices of Andrews
& Kurth L.L.P., 111 Congress Avenue, Suite 1700, Austin, Texas
78701, or at such other time and place as the Parties may agree.

          (b) Second Closing. The closing (the "Second Closing") of the purchase of 200,000 Purchased Shares (the "Second Closing
Shares"), for an aggregate purchase price of $675,000 (the
"Second Purchase Price"), will take place at 11:00 a.m. Central, on December 15, 2003 at the offices of Andrews & Kurth L.L.P.,
111 Congress Avenue, Suite 1700, Austin, Texas 78701, or at such other time and place as the Parties may agree.

     2.2 Loan Transaction. Concurrently with the execution of this Agreement, Danny W. Mills ("Mills") has advanced to Seller
$200,000, evidenced by that certain Note Secured By Stock Pledge Agreement dated of even date herewith in the original principal amount of $200,000 (the "Note"), and secured by a pledge of 400,000 of the Shares to Mills pursuant to that certain Stock
Pledge Agreement, dated of event date herewith, by and between Mills and Seller (the "Stock Pledge Agreement"). Pursuant to the terms of the Note and Stock Pledge Agreement, upon consummation of the First Closing, the Note will be paid by Seller by delivery to Mills of 125,000 of the Shares (the "Mills Shares") in full satisfaction of all amounts due and owing thereunder (the "Conversion Transaction").

     2.3  Purchase Option.


          (a) Option. Purchaser shall have the right, but not the obligation, to purchase 300,000 of the remaining Shares owned by Seller after the Second Closing (the "Option Shares"), at any time after the Second Closing and on or before June 30, 2004 (the "Purchase Option Expiration Date"), for a purchase price of $2.75 per share (the "Purchase Option Purchase Price").


          (b) Exercise. Purchaser may exercise the Purchase Option by delivery of written notice to Seller of its election to exercise the Purchase Option on or before the Purchase Option Expiration
Date.

          (c) Purchase Option Closing. The closing of the purchase and sale of the Option Shares pursuant to the exercise of the Purchase Option by Purchaser (the "Purchase Option Closing") will take place at 11:00 a.m. Central no later than ten (10) business days following the date of delivery to Seller of Purchaser's notice of exercise pursuant to Section 2.3(b) above, at the offices of Andrews & Kurth L.L.P., 111 Congress Avenue, Suite
1700, Austin, Texas 78701, or at such other time and place as the Parties may agree.

     2.4 Closing Deliveries. At the First Closing, Second Closing, and Purchase Option Closing, if any (each, a "Closing"):

          (a)  Seller will:

               (i) deliver to Purchaser all certificates representing the Shares to be purchased at such Closing, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser;

              (ii) deliver to Purchaser a certificate executed by Seller stating that (A) each of Seller's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of such Closing
Date as if made on such Closing Date, and (B) the conditions set forth in Articles VI and VII have been fulfilled (the "Seller
Compliance Certificate"); and

              (iii) deliver to Purchaser the other certificates, instruments and documents referred to in Article VII below and required to be delivered by Seller on or prior to such Closing
Date.

          (b)  Purchaser will:

               (i) deliver to Seller the portion of the Purchase Price for the Shares to be purchased at such Closing, or the Purchase Option
Price in the case of the Purchase Option Closing, by wire transfer of immediately available funds to an account designated by Seller; and

               (ii) deliver to Seller a certificate executed by Purchaser stating that each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of such Closing
Date as if made on such Closing Date; and

               (iii) deliver to Seller the other certificates, instruments and documents referred to in Article VII below and required to be delivered by Purchaser on or prior to such Closing Date.

     2.5 Voting Rights; Irrevocable Proxy. From and after the First Closing until July 15, 2004, the Parties agree that Purchaser alone shall exercise all voting rights with respect to all of the Purchased Shares and Option Shares owned by Seller (the "Voting Shares"). Accordingly, Seller hereby grants to Purchaser, effective as of First Closing Date, an irrevocable special power of attorney to act as Seller's attorney-in-fact to vote on behalf of Seller, and to execute any resolution or consent evidencing Seller's vote, approval or consent of any action submitted to the vote, approval or consent, and to execute on behalf of Seller and deliver any documentation deemed necessary by Purchaser in connection with any matter or action to be taken in respect of the Voting Shares, including, without limitation, taking action with respect to any matter submitted to the vote of the holders of Common Stock of the Company. Seller hereby agrees to execute all resolutions, consents, agreements and other documents deemed necessary by Purchaser to effect and/or evidence the foregoing, and Seller agrees not to raise any objection to any action so taken by Purchaser in respect of the Voting Shares. Seller hereby waives any appraisal rights or rights to dissent under applicable Legal Requirements arising due to Seller's ownership of any Voting Shares. Notwithstanding the foregoing, in the event that the Second Closing is not consummated on or before December 15, 2003, and the date of such Second Closing has not been extended by the mutual agreement of the Parties, then the proxy set forth in this Section 2.5 shall terminate and be of no further force or effect.

     2.6 Escrow. Concurrently with the consummation of the First Closing, the Parties agree that 100,000 of the First Closing Shares shall be deposited into escrow pursuant to the terms of an escrow agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement").

                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLERS.
           ------------------------------------------

     Seller represents and warrants to Purchaser as of the date of this Agreement and as of each Closing Date that, except as otherwise set forth on the Seller Disclosure Schedule attached hereto (the "Seller Disclosure Schedule"):

     3.1 Authority. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.

     3.2  Enforceability; No Conflict.

          (a) Upon the execution and delivery by Seller of the Transaction Documents to which Seller is a party, each such Transaction
Document will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

           (b) Seller will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation or performance of any of the Contemplated Transactions, and neither the execution and delivery of the Transaction Documents or the Loan Documents, nor the consummation or performance of any of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Seller or any of the assets owned or used by Seller is subject;

               (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to its business or any of the assets owned or used by it;

               (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, or result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by it.

     3.3 Title to Shares. Seller is and will be (i) on the Effective Date, the record and beneficial owner and holder of all of the Shares (including the Mills Shares, First Closing Shares, Second Closing Shares and Option Shares), (ii) on the First Closing Date the record and beneficial owner and holder of the First Closing Shares, Second Closing Shares and Option Shares, (iii) on the
Second Closing Date, the owner and holder of the Second Closing
Shares and the Option Shares, and (iv) on the Purchase Option
Closing Date the record and beneficial owner and holder of the Option Shares, in each case free and clear of all Encumbrances other than any restrictions on transfer under applicable federal or state securities laws or under the Transaction Documents and the Loan Documents. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares other than any restrictions on transfer under applicable federal or state securities laws. There are no oral or written agreements relating to the issuance, sale or transfer by Seller of any right or interest in the Shares.

      3.4  Legal Proceedings; Orders.

          (a) There is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          (c) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

     3.5 Company Transactions. Except as otherwise disclosed in publicly-available filings made by the Company or Seller with the SEC, neither Seller nor any Person related to Seller is a party to or bound by any Contract with respect to a Company Transaction other than this Agreement, the other Transaction Documents and the Loan Documents, and the Seller and all Persons related to Seller have terminated all discussions with third parties regarding Company Transactions. Except as otherwise disclosed in publicly-available filings made by the Company or Seller with the SEC, neither Seller nor any Person related to Seller has or may acquire any rights under, or is bound by or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company. Except as otherwise disclosed in publicly-available filings made by the Company or Seller with the SEC, neither Seller nor any shareholder, director, officer, employee or other Person related to Seller is indebted to the Company, nor is the Company indebted (or committed to make loans or extent or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except for stock in a publicly traded company owned by such persons representing less than five percent (5%) of the outstanding capital stock of such company.

     3.6 GKB Group. Seller represents and warrants that the Persons comprising the GKB Group (as defined in Section 7.3(a) below) will fully perform their obligations under the GKB Group Purchase
Agreement.

     3.7 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement binding upon Seller. Seller shall pay, and hold Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     3.8 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedule or any instrument, certificate or document delivered in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to either
Seller or the Company (other than general economic or industry conditions) and that could have a Material Adverse Effect.

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER
           -------------------------------------------

     Purchaser represents and warrants to Seller as of the date of this Agreement and as of each Closing Date that, except as set forth on the Purchaser Disclosure Schedule attached hereto (the
"Purchaser Disclosure Schedule"):

     4.1 Organization; Corporate Authority; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     4.2 Authority. Upon the execution and delivery of the Transaction Documents, each of the Transaction Documents will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement binding upon Purchaser. Purchaser shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

    4.4 Disclosure. No representation or warranty of Purchaser in this Agreement and no statement in the Purchaser Disclosure Schedule or any instrument, certificate or document delivered in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                            ARTICLE V
                            COVENANTS
                            ---------

     5.1 Best Efforts. Until the first to occur of (y) the Purchase Option Closing Date (if Purchaser exercises the Purchase Option), and (z) the Purchase Option Expiration Date, each of the Parties will use its reasonable Best Efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the conditions set forth in Articles VI and VII); provided, that nothing set forth herein shall obligate Purchaser to exercise either Option hereunder.

     5.2 Required Approvals. As promptly as practicable after the Effective Date, Seller will, and together with Purchaser, will use its reasonable Best Efforts to cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Seller will, and together with Purchaser, will use its reasonable Best Efforts to cause the Company to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) give required notices to third parties, (c) obtain any required third party consents and (d) take any actions reasonably requested by a third party, in each case, in connection with the Contemplated Transactions.

     5.3 Notification. Until the first to occur of (y) the Purchase Option Closing Date (if Purchaser exercises the Purchase Option), and (z) the Purchase Option Expiration Date, each Party will give prompt written notice to the other Party (a) if it becomes aware that any representation or warranty made by such Party herein as of the Effective Date has, to the best Knowledge of such Party, subsequently become untrue, (b) of the beach of any covenant hereunder by any Party and (c) of any other material development that in its reasonable judgment adversely affects its ability to consummate the Contemplated Transactions.

     5.4 Exclusivity. Until the first to occur of (x) the Purchase Option Closing Date (if Purchaser exercises the Purchase Option),
(y) the Purchase Option Expiration Date, or (z) December 15,
2003, if the Second Closing has not been consummated by such date and the Parties have not agreed to a later date for such Second Closing, Seller shall not, directly or indirectly, (a) submit, solicit, initiate, encourage, vote for or consent to any proposal or offer from any Person or enter into any Contract or accept any offer relating to any (i) reorganization, liquidation or recapitalization of the Company, (ii) merger or consolidation involving the Company, (iii) purchase or sale of any assets or capital stock (other than a purchase or sale of equipment in the Ordinary Course of Business) of the Company or (iv) similar transaction or business combination involving the Company or the assets of the Company (each of the foregoing actions described in clauses (i) through (iv), a "Company Transaction"), or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt to do or seek to do any of the foregoing.

     5.5  Actions with Respect to Shares.  Until the first to occur of
(y) the Purchase Option Closing Date (if Purchaser exercises the
Purchase Option), and (z) the Purchase Option Expiration Date,
Seller agrees that it will not (a) sell, redeem, convert, assign, exchange, transfer, pledge or otherwise dispose of any of Seller's right, title and interest in and to any of the Shares, except as expressly permitted by this Agreement, or (b) enter into any other transaction or Contract with the Company without Purchaser's prior written consent, which written consent may be withheld in Purchaser's sole discretion.

     5.6 Exchange Act Filings. Each Party shall make all filings as and when required to be made with the SEC pursuant to the Exchange Act as a result of the execution of this Agreement and the consummation of the Contemplated Transactions. Without limiting the foregoing, the Parties shall make the following filings:

          (a) all filings required pursuant to Section 16(a) of the Exchange Act, including, without limitation, any Form 3 Initial Statement of Beneficial Ownership of Securities required to be filed by Purchaser and its affiliates and any Form 4 Statement of Changes in Beneficial Ownership required to be filed by Seller;
and

         (b) all filings required to pursuant to Rule 13(d)-1(a) of the Exchange Act, including, without limitation, any Schedule 13D required to be filed by Purchaser and/or Seller.

                           ARTICLE VI
           CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
           -------------------------------------------

     Each Party's obligation to take the actions required to be taken by such Party at the First Closing and the Second Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived by it in writing, in whole or in part):

     6.1 Accuracy of Representations. All of the other Party's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the Effective Date, and must be accurate as of such Closing Date as if made on such Closing Date.

     6.2  Performance.

          (a) All of the covenants and obligations that the other Party is required to perform or to comply with pursuant to this Agreement at or prior to such Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with.

          (b) Each document required to be delivered by the other Party pursuant to Section 2.3 must have been delivered, and each of the other Party's covenants and obligations contained in this Agreement must have been performed and complied with.

     6.3 No Proceedings. There must not be pending against such Party, or against any Person affiliated with such Party, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     6.4 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Party or any Person affiliated with the Party to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                           ARTICLE VII
     CONDITION PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE
     ------------------------------------------------------

     In addition to the conditions set forth in Article VI, Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the First Closing and the Second Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived in writing by Purchaser, in whole or in part):

     7.1 No Claim Regarding Stock Ownership or Sale Proceeds. There must not be pending any claim by any Person against the Company or Seller asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or (b) is entitled to all or any portion of the consideration payable for the Shares.

      7.2 Material Adverse Effect. There shall not have occurred or be reasonably expected to occur any Material Adverse Effect.

      7.3  Other Stock Purchase Transactions.

          (a) Purchaser and certain shareholders of the Company affiliated with Seller (excluding Seller, the "GKB Group") shall have entered into a definitive, binding agreement (the "GKB Group
Purchase Agreement"), satisfactory to Purchaser and its counsel, pursuant to which Purchaser shall acquire (or have the right to acquire) a minimum of 750,432 shares (the "GKB Group Shares") of Common Stock owned by the GKB Group; and

          (b) all conditions precedent to the obligations of Purchaser to purchase the GKB Group Shares and perform its obligations under the GKB Purchase Agreement shall have been satisfied or waived by Purchaser in writing.

     7.4 Resignation of Director. The size of the board of directors of the Company shall be five (5) directors, and there shall be at least one vacancy on the board of directors of the Company as a result of the resignation of at least one director in accordance with the Company's bylaws, such resignation to be effective upon or prior to the consummation of the First Closing.

     7.5 Approval of Board of Directors. The Company shall have delivered copies certified as true, correct and complete by the Secretary of the Company of resolutions (in a form reasonably satisfactory to Purchaser and its counsel) duly adopted by the board of directors of the Company, appointing at least one Person designated by Purchaser to the Company's board of directors in accordance with the Company's bylaws.

     7.6 Operation of Business. The Company will not have since the Effective Date (a) entered into any transaction, arrangement or Contract except on an arm's-length basis in the Ordinary Course of Business, (b) increased any officer's or employee's compensation, incentive arrangements or other benefits out of the Ordinary Course of Business, (c) redeemed, purchased or otherwise acquired, directly or indirectly, any of the Company's issued and outstanding capital stock or equity interests, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of the Company, (d) amended its certificate of incorporation or bylaws, or (e) submitted, solicited, initiated, voted for or consented to any proposal or offer from any Person or entered into any Contract or accepted any offer relating to, any Company Transaction.

     7.7 Proceedings. All corporate and other required or necessary to be taken by the Company or Seller in connection with the Contemplated Transactions shall have been taken at or prior to such Closing and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel.

     7.8 Filings. The Company and Seller shall have made all filings required to be made by the Company and Seller under all applicable Legal Requirements, including, without limitations, federal and state securities laws, to consummate the Contemplated
Transactions.

     7.9 Consents and Approvals. All Consents and Governmental Authorizations by any Governmental Body or other Person that are required for the consummation of the Contemplated Transactions or in order to prevent a breach of, or default under, or a termination, change in the terms or conditions or modification of, any Contract to which the Company or Seller is a party, will have been obtained on terms and conditions satisfactory to Purchaser.

     7.10 Capital Structure. Between the Effective Date and such Closing Date, without the prior written consent of Purchaser, the Company will not have issued or entered into any Contract to issue any shares of its capital stock or options, warrants or securities convertible into or exercisable for shares of its capital stock other than shares issuable upon the exercise of options, warrants or securities convertible into or exercisable for shares of its capital stock that are outstanding as of the Effective Date or granted prior to Closing under existing option plans on an arm's-length basis in the Ordinary Course of Business.

     7.11 Closing Documents. At such Closing, Seller shall have delivered to Purchaser all of the following documents:

          (a)  a Seller Compliance Certificate;

          (b) copies of all third party and governmental Consents and filings required in connection with the consummation of the Contemplated Transactions (including, without limitation, all blue sky filings and waivers of all preemptive rights and rights of first refusal); and

          (c)  such other documents relating to the Contemplated
Transactions as Purchaser or its counsel may reasonably request.

                          ARTICLE VIII
                           TERMINATION
                           -----------

     8.1 Termination Events. This Agreement may, by notice given prior to the Purchase Option Closing Date (if any) or Purchase
Option Expiration Date (if not exercised), be terminated:


          (a) by either Purchaser or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived by the non-breaching Party;

          (b) by either Party if any of the conditions in Article VI has not been satisfied as of a Closing Date or if satisfaction of such a condition is or becomes impossible, and the other Party has not waived such condition on or before a Closing Date, unless the Party seeking to terminate this Agreement has caused, directly or indirectly, such condition to be unsatisfied or become impossible;

          (c) by Purchaser if any of the conditions in Article VII has not been satisfied as of a Closing Date or if satisfaction of such a condition is or becomes impossible, and Purchaser has not waived such condition on or before such Closing Date, unless Purchaser has caused, directly or indirectly, such condition to be unsatisfied or become impossible;

          (d)  by mutual consent of Purchaser and Seller;

          (e) by either Purchaser or Seller if the First Closing has not occurred on or before October 30, 2003, or such later date as the parties may agree upon; or

          (f) by Purchaser upon the occurrence of an Event of Default under the Loan Documents.

     8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except for the rights and obligations set forth in Section 2.2, Article IX and Sections
10.1 and 10.2, and for liability for any Breach of this Agreement prior to the time of such termination, all of which shall survive any termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by a Party under
Section 8.1 because one or more of the conditions to any Closing is not satisfied as a result of the other Party's intentional or deliberate actions, the terminating Party will be entitled to pursue all legal remedies, including, but not limited to actual damages, which right will survive such termination unimpaired.

                           ARTICLE IX
                    INDEMNIFICATION; REMEDIES
                    -------------------------

     9.1 Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and the certificates and other Transaction Documents delivered pursuant to Section 2.3 will survive until twelve (12) months following the Purchase Option Expiration Date; provided, the representations, warranties and covenants made under Section 3.3 (Title to Shares) shall survive indefinitely. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or before or after any Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

     9.2  Indemnification.  Subject to the limitations set forth in
Section 9.3 below, each Party (the "Indemnifying Party") will indemnify and hold harmless the other Party and its respective representatives, shareholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any Breach of any representation, warranty, covenant or agreement made by the Indemnifying Party in this Agreement or any Transaction Document (including the schedules and exhibits attached hereto or thereto). The remedies provided in this
Section 9.2 will not be exclusive of or limit any other remedies that may be available to the Parties.

     9.3 Defense of Claims. An Indemnified Person seeking indemnification under this Article IX shall give written notice to the Indemnifying Party of the facts and circumstances giving rise to the claim. In that regard, if any Proceeding shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Person to indemnity pursuant to this Article IX, the Indemnified Person shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Person with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of expenses; provided that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Person to full indemnity pursuant to this Article IX, the Indemnified Person may elect to participate in the joint defense of such Proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shares equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within thirty
(30) days after the Indemnified Person has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless
(a) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (b) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person. Neither the Indemnified Person nor the Indemnifying Party may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which judgment or settlement does not release the other Party from all liability to the third party with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld (it being understood that the extent to which any Party will be obligated to pay for Damages resulting from such matter as compared to the other Party shall be considered in determining whether it is reasonable for such Party to withhold its consent from the entry of any judgment or settlement with respect to such matter); provided that no settlement of a Joint Defense Proceeding may be effected without the consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party elected to assume, the Indemnifying Party shall indemnify the Indemnified Person with respect to the settlement or judgment.

     9.4 Payment of Indemnification Damages. Any payment pursuant to a claim for indemnification shall be made not later than thirty
(30) days after receipt by the Indemnifying Party of written notice from the Indemnified Person stating the amount of the claim, unless the claim is subject to a defense as provided in
Section 9.3, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined. Any payment required under this Section 9.4 shall bear interest at the rate of eighteen percent (18%) per annum, or, if less, the maximum rate permitted by applicable usury laws from the date that the Indemnified Person incurred the Damages for which indemnification is sought. Interest on any unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such Party shall reimburse the other Party for any and all costs and expenses of any nature or kind whatsoever (including, without limitation, all attorneys' fees) incurred in seeking to collect such Damages following repeated refusal by the owing Party to pay such Damages and the non-existence of any good faith defense to payment.

     9.5 Limitation on Indemnification. Anything to the contrary contained in this Article IX notwithstanding, in no event shall the aggregate liability of Seller under this Article IX exceed the aggregate amounts received by Seller at the First Closing, the Second Closing, and, if applicable, the Purchase Option
Closing.
                            ARTICLE X
                       GENERAL PROVISIONS
                       ------------------

     10.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and representatives, and accountants unless such Party is entitled to indemnification therefore pursuant to Article IX above.

     10.2 Confidentiality. Purchaser and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser, Seller and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or from Purchaser, Seller or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary in connection with legal Proceedings.

     10.3 Press Releases and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Contemplated Transactions (other than those required by applicable Legal Requirements or by Order), nor instruct or cause any other Person (including, without limitation, the Company) to effect the same without the express written consent of the other Party.
10.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand
(with written confirmation of receipt), (b) sent by telecopier
(with written confirmation of transmission), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     if to Seller:

          George K. Broady
          Canyon Drive #100
          Coppell, Texas 75019
          Telecopy:  (972) 745-3682

     if to Purchaser:

          Solico International, Inc.
          922 Isom
          San Antonio, Texas 78216
          Attn:  J. Collier Sparks

     with a copy (which shall not constitute notice) to:

          Andrews & Kurth L.L.P.
          111 Congress Avenue
          Suite 1700
          Austin, Texas 78701-4069
          Attn:  Carmelo Gordian
          Telecopy:  (512) 320-9292

     10.5 Governing Law; Jurisdiction; Service of Process. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, U.S.A. and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas, U.S.A. applicable to contracts entered into and performed entirely therein. The Parties hereby agree that any dispute which may arise between or among them in connection with this Agreement shall be adjudicated before a court located in San Antonio, Texas, and they hereby submit to the exclusive personal jurisdiction of the courts of the State of Texas located in San Antonio, Texas and of the federal district courts in or for disputes arising in San Antonio, Texas with respect to any action or legal Proceeding commenced by any Party. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby consents to the service of process in any such action or legal Proceeding on any party anywhere in the world.

     10.6 Further Assurance. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     10.7 Waiver. Except to the extent otherwise specified in this Agreement, the rights and remedies of the Parties hereto are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right u7nless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     10.8 Entire Agreement and Modification. This Agreement and the schedule and exhibits attached hereto, together with the other Transaction Documents, supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, the letter agreement dated as of August 1,
2003) and constitutes (along with the other Transaction
Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

     10.9 Schedules. The disclosures in the Seller Disclosure Schedule and Purchaser Disclosure Schedule hereto, each of which are incorporated into this Agreement by this reference and made a part hereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Seller and Purchaser may revise or supplement the Seller Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or otherwise amend or modify its representations and warranties hereunder, at any time at or prior to the a Closing Date and the Purchase Option Closing Date, if any, to reflect information that came into existence after the Effective Date and that would have been required to be disclosed on such schedules or reflected in such representations or warranties if such information was in existence as of the Effective Date; it being understood that prior to each Closing, each Party, as its sole remedy for the receipt of additional materially adverse information on the Disclosure Schedule of the other Party, shall be entitled to terminate this Agreement with the consequences specified in Section 8.2 above; provided, however, that such disclosure shall not cure any default or limit any liability resulting from a Breach of any covenants contained in this Agreement.

     10.10 Assignments, Successors, and No Third-Party Rights. Seller may not assign any of its rights under this Agreement without the prior consent of the other Party. Purchaser may assign its rights under this Agreement to any one or more affiliates or related Persons of Purchaser. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

     10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10.12 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                    [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              SOLICO INTERNATIONAL, INC.,
                              a Texas corporation

                              By:  /s/  J. COLLIER SPARKS
                                 -------------------------------
                              Name:  J. Collier Sparks
                                   -----------------------------
                              Title:  President
                                    ----------------------------


                              /s/  GEORGE K. BROADY
                              ----------------------------------
                              George K. Broady